Exhibit 10.3

                              EMPLOYMENT AGREEMENT

                           AGREEMENT made as of the 1st day of March, 1996 (the "Commencement Date") between STANDARD MICROSYSTEMS CORPORATION, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware and having an office at 80 Arkay Drive, Hauppauge, Long Island, New York 11788, hereinafter referred to as "SMC" and ARTHUR SIDORSKY, residing at Seven Harborpoint Drive, Northport, New York 11768, hereinafter referred to as the "Employee".


                                   WITNESSETH:


                           WHEREAS, SMC is engaged, among other things, in the business of developing, manufacturing, and selling integrated circuits and board-level products for use in the electronics industry and principally in connecting personal computers over local area networks; and

                           WHEREAS, SMC has for many years employed the Employee and desires to continue to employ him in an executive, research and/or engineering capacity, upon the terms and conditions hereinafter in this Agreement set forth, and the Employee is desirous of being so employed; and

                           WHEREAS, SMC controls various corporations and other enterprises, the corporations and other enterprises from time to time controlled by SMC being referred to in this Agreement as "SMC Affiliates"; and

                           WHEREAS, the Employee is, on the Commencement Date, employed as an Executive Vice President of SMC,

                           NOW, THEREFORE, in consideration of the premises, and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

                           FIRST: SMC agrees to employ the Employee and the Employee agrees to be employed pursuant to this Agreement for a period commencing on the Commencement Date and ending on the day preceding the third anniversary of the Commencement Date; provided that SMC may terminate such

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         employment on any earlier date by giving the Employee notice of the effective date of such termination, which notice shall be accompanied by SMC's check for an amount equal to one year's compensation at the then current rate fixed pursuant to Paragraph THIRD (a) (less appropriate tax deductions) payable to the Employee. The Employee shall serve as an officer of SMC in such offices to which he may be elected or appointed, and shall perform such other duties for SMC and SMC Affiliates as shall be assigned to him from time to time during the continuance of this Agreement by the Board of Directors, the Chairman or the President of SMC. The Employee agrees to apply his experience and skill to such problems as shall be presented to him from time to time in connection with the business of SMC and SMC Affiliates. The Employee may be required to spend a significant portion of his business time traveling on behalf of SMC. However, if the Employee is assigned, as provided in this paragraph, to conduct his principal activities or have his headquarters at a location outside the Hauppauge, Long Island area (hereby defined to include all points within fifty miles of Hauppauge, Long Island, New York), the Employee may, within ninety days thereafter, terminate this Agreement by notice given to SMC, in which event SMC shall pay the Employee an amount equal to one year's compensation at the then current rate fixed pursuant to Paragraph THIRD
         (a).

                           SECOND: The Employee shall give his full time, attention, best efforts and skill to SMC and the SMC Affiliates, shall accept willingly and carry out the duties assigned to him in the furtherance of the business of SMC and the SMC Affiliates and shall not engage in any activity in conflict with the best interests of SMC and the SMC Affiliates. In addition to the compensation set forth in paragraph THIRD and in consideration for his services to SMC, SMC agrees to make available to the Employee the benefits and privileges regularly granted to other senior executives of SMC.

                           THIRD: (a) SMC shall pay to the Employee, and the Employee agrees to accept as compensation for and in consideration of the work to be performed hereunder by the Employee, a weekly salary at the rate of $296,300 per annum during the term of this Agreement. The rate of compensation shall be subject to annual increase, but not reduction, in the discretion of the Board of Directors, after review and recommendation by the Compensation Committee of the Board. Any such increase shall be effective as of the first day of


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         the fiscal year for which such increase is approved, unless otherwise determined by the Board.

                                    (b) In addition, as bonus compensation to
         the Employee, SMC shall pay to the Employee, not later than 120 days after the end of each fiscal year of SMC included in the term of this Agreement, such amount (if any), related to consolidated net income of SMC, and/or a specified division of SMC for such year, before deduction of federal and state income taxes and incentive compensation to employees, as shall be determined in its discretion by the Compensation Committee of the Board of Directors of SMC or, if there be no such Compensation Committee, then by the Board of Directors of SMC. In determining consolidated net income for the purpose of the preceding sentence, such additions and subtractions from such income (as determined by SMC's independent accountants or by SMC) shall be given effect as such Compensation Committee or Board shall from time to time in its discretion prescribe.

                           FOURTH: The Employee has executed a Patent and Trade Secrets Agreement with SMC of even date herewith, the provisions of which shall be deemed to be incorporated as part of this Agreement.

                           FIFTH: The Employee has executed a Severance Pay Agreement with SMC dated January 20, 1988 and several extensions thereof of which the latest is of even date herewith, the provisions of which shall be deemed to be incorporated as part of this Agreement. The rights and remedies under such Severance Pay Agreement are in addition to, and not in limitation of, any rights or remedies which the Employee may have under this Agreement, provided that in no event shall the damages payable to the Employee under this Agreement and the severance payments to which the Employee may be entitled under SectionE4.3(B) and 4.4(B) of such Severance Pay Agreement exceed the greater of (i) the balance (if any) of remuneration which would have been payable to the Employee under this Agreement, if all such remuneration were paid to the Employee under this Agreement as and when due, or (ii) the severance payments to which the Employee may be entitled under Section 4.3(B) or 4.4(B), as may be applicable, of such Severance Pay Agreement; provided further that in the event that Section 4.7 of such Severance Pay Agreement shall be applicable, such damages and payment shall be so reduced as may be required under such Section 4.7.


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                           SIXTH: Any notice or other communication given under
         this Agreement to either party shall be in writing and shall be delivered at or mailed to such party at the address of such party appearing at the head of this Agreement; provided that either party may by notice designate a changed address for such party. Any such notice shall be deemed given (a)Eif mailed properly addressed, postage prepaid, certified mail, return receipt requested, on the third business day after mailing in Northport, New York or Hauppauge, New York, or (b)Eif delivered otherwise than pursuant to (a), at the time of actual delivery.

                           IN WITNESS WHEREOF, SMC has caused this Agreement to be executed on its behalf by its representative, thereunto duly authorized, and the Employee has executed this Agreement as of the day and year first above written.


                                        STANDARD MICROSYSTEMS CORPORATION


                                        By:______________________________
                                                 Paul Richman, Chairman



         Arthur Sidorsky, Employee






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